Exhibit 99.1

         SJW CORP. (NYSE: SJW) ANNOUNCES SECOND QUARTER 2006
                          FINANCIAL RESULTS

     SAN JOSE, CA, July 27, 2006 - SJW Corp. (NYSE:SJW) diluted earnings per common share for the quarter ended June 30, 2006 were $0.35, compared to $0.31 for the same quarter in 2005.

     Operating revenue for the second quarter was $47,873,000 versus $44,799,000 for the same period in 2005, representing an increase of $3,074,000 or 7%. Revenue increased $1,362,000 due to higher customer usage, $696,000 in cumulative rate increases, $233,000 in parking revenues, $19,000 in other revenues and $764,000 due to new customers, of which $473,000 is attributable to SJW Corp.'s acquisition of Canyon Lake Water Supply Corporation in Canyon Lake, Texas, on May 31, 2006.

     Water production costs for the second quarter of 2006 increased $1,036,000 from the second quarter of 2005. The increase in production costs was primarily attributable to $721,000 increase in usage, $495,000 increase in the cost of purchased water and pump tax from Santa Clara Valley Water District and other costs of $55,000. However, the increase was partially offset by a decrease of $235,000 as a result of greater availability of surface water.

     Quarterly operating expenses for the second quarter of 2006, excluding water production costs and income taxes, increased $640,000 from 2005. The increase consisted principally of $423,000 in depreciation expense, $299,000 in other operating expenses and $28,000 in property taxes and other. The increase was partially offset by a decrease of $91,000 in general and administrative costs and $19,000 in maintenance costs. Income tax expense increased $597,000 for the second quarter of 2006 due to increased pre-tax earnings.

     Year-to-date diluted earnings per common share were $0.58 compared to $0.45 for the same period in 2005. The increase in year-to-date earnings was primarily due to cumulative rate increases, higher customer demand and the inclusion of the net of tax gain on the sale of nonutility property of $1,535,000 in January 2006. Year-to-date operating revenue increased $3,509,000 or 4%, due to higher customer usage of $1,088,000, cumulative rate increases of $970,000, new customers of $973,000 and $478,000 in parking and other revenues.

     Year-to-date water production costs increased by $93,000 and was primarily attributable to $808,000 increase in usage, $836,000 increase in the cost of purchased water and pump tax from Santa Clara Valley Water District and other costs of $79,000, partially offset by a decrease of $1,630,000 as a result of greater availability of surface water. Non-water production costs increased by $2,143,000 and was primarily attributable to increases of $768,000 in other operating expenses, $590,000 in depreciation expense, $451,000 in general and administrative costs and $334,000 in maintenance and property taxes. Income tax expense increased by $571,000 due to increased pre-tax earnings.

     Other comprehensive loss of $6,042,000 and $1,616,000, net of tax, for the second quarter of 2006 and year-to-date, was the result of changes in the market value of the investment in California Water Service Group.

     At its meeting today, the Board of Directors of SJW Corp.
declared a quarterly dividend on common stock of $0.14125 per share. The dividend is payable on September 1, 2006 to shareholders of record on August 7, 2006.

     SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, Canyon Lake Water Service Company, SJW Land Company and Crystal Choice Water Service, LLC. Together these companies provide regulated and nonregulated water service to more than one million people in San Jose, California and nearby communities and Canyon Lake, Texas. SJW Land Company owns and operates parking facilities, commercial buildings, undeveloped land, has a majority interest in a real estate partnership and has properties in the states of California, Florida, Connecticut, Texas and Arizona.

     This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Certain factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.




                                     SJW Corp.
        Condensed Consolidated Statements of Income and Comprehensive Income
                                    (Unaudited)
                      (thousands of dollars, except share data)

                       Three Months          Six Months          Twelve Months
                      Ended June 30         Ended June 30        Ended June 30
                      2006       2005       2006      2005       2006      2005
                     -----------------------------------------------------------
Operating revenue  $47,873     44,799    $81,615    78,106   $183,614   168,344
Operating expense:
  Operation:
    Purchased water 11,512     11,907     18,166    18,919    44,200     41,962
    Power            1,162        849      1,722     1,520     4,520      4,621
    Pump taxes       4,367      3,249      6,504     5,860    18,006     18,610
                ----------------------------------------------------------------
    Total production
      costs         17,041     16,005     26,392    26,299     66,726     65,193

    Administrative and
      general        4,947      5,038     10,038     9,587     21,147    17,898
    Other            3,715      3,416      7,375     6,607     14,951    13,143
  Maintenance        2,323      2,342      4,628     4,381      9,722     8,768
  Taxes, other than
    income           1,379      1,351      2,849     2,762      5,760     5,422
  Depreciation and
    amortization     5,286      4,863     10,476     9,886     20,244    19,267
  Income taxes       4,545      3,948      6,439     5,868     15,345    12,915
                   -------------------------------------------------------------
Total operating
  expense           39,236     36,963     68,197    65,390    153,895   142,606
                   -------------------------------------------------------------
Operating income     8,637      7,836     13,418    12,716     29,719    25,738

Long-term debt interest and
    other, net      (2,166)    (2,121)    (2,744)   (4,320)    (5,602)  (4,137)
                  --------------------------------------------------------------
Net income        $  6,471      5,715   $ 10,674     8,396   $ 24,117    21,601
                  =============================================================
Other comprehensive income
  (loss), net       (6,042)     2,706     (1,616)      (71)    (3,452)    6,756
                  -------------------------------------------------------------
Comprehensive income $ 429      8,421   $  9,058     8,325   $ 20,665  $ 28,357
                  =============================================================
Earnings per share
  - Basic          $  0.35       0.31    $  0.58      0.46     $ 1.32      1.18
  - Diluted           0.35       0.31       0.58      0.45       1.30      1.17
Comprehensive income per share
  - Basic          $  0.02       0.46    $  0.50      0.46     $ 1.13      1.55
  - Diluted           0.02       0.46       0.49      0.45       1.12      1.54
Dividends per      $  0.14       0.13    $  0.28      0.27     $ 0.54      0.52
Weighted average
  shares outstanding
  - Basic      18,271,608 18,272,344 18,271,439 18,271,686 18,271,158 18,272,288
  - Diluted    18,530,671 18,465,416 18,530,384 18,453,678 18,518,564 18,430,610



                                       SJW Corp.
                          Condensed Consolidated Balance Sheets
                                      (Unaudited)
                                (thousands of dollars)

                                                        June 30     December 31
                                                           2006            2005
                                                     --------------------------
ASSETS
Utility Plant                                          $715,237        $664,117
Less: accumulated depreciation and amortization         225,680         208,909
                                                       ------------------------
   Net utility plant                                    489,557         455,208
Nonutility property, net                                 44,310          34,850
Current assets:
    Cash and equivalents                                  2,562           9,398
    Accounts receivable and accrued utility revenue      26,760          19,851
    Long-lived assets held-for-sale                       2,738             149
    Prepaid expenses and other                            1,825           2,294
                                                       ------------------------
         Total current assets                            33,885          31,692
Other assets:
  Investment in California Water Service Group           39,312          42,051
  Unamortized debt issuance and reacquisition costs       3,050           3,131
  Regulatory assets                                      13,119          13,037
  Other                                                   7,812           7,740
                                                       ------------------------
                                                         63,293          65,959
                                                       ------------------------
                                                       $631,045        $587,709
                                                       ========================
CAPITALIZATION AND LIABILITIES
Capitalization:
  Common stock                                         $  9,516        $  9,516
  Additional paid-in capital                             16,153          15,368
  Retained earnings                                     166,100         160,588
  Accumulated other comprehensive income                  8,820          10,436
                                                       ------------------------
       Shareholders' equity                             200,589         195,908

  Long-term debt                                        148,925         145,281
                                                       ------------------------
       Total capitalization                             349,514         341,189
Current Liabilities:
  Line of credit                                         23,000               -
  Current portion of long-term debt                         389             332
  Pump tax and purchased water                            7,080           3,985
  Purchased power                                         1,042             804
  Accounts payable                                        3,377           5,120
  Accrued interest                                        3,718           3,618
  Accrued taxes                                           5,127           1,619
  Other current liabilities                               6,499           5,466
                                                       ------------------------
       Total current liabilities                         50,232          20,944

Deferred income taxes and credits                        53,370          54,100
Advances and contributions                              158,579         154,235
Other noncurrent liabilities                             19,350          17,241
                                                       ------------------------
                                                       $631,045        $587,709
                                                       ========================